THIRD AMENDMENT

				    TO THE

		COMPUTER ASSOCIATES SAVINGS HARVEST PLAN

	   (As Amended and Restated Effective March 31, 1992)

	WHEREAS, Computer Associates International, Inc. (the
"Employer") established and presently maintains the Computer
Associates Savings Harvest Plan (the "Plan") for its eligible employees;

	WHEREAS, the Employer desires to amend the Plan to permit eligible Employees of the Employer to commence participation in the Plan with respect to Pre-Tax Contributions on the first day of the calendar month following their date of hire, and to make certain
other technical changes to the Plan;   and

	WHEREAS, pursuant to 10.2(4) of the Plan, the Employer is empowered to amend the Plan, in whole or in part, and at any time and from time to time;

	NOW THEREFORE, the Plan is hereby amended effective November 1, 1995, in the following respects:

	1.	Paragraph (2) of Section 3.1 is hereby amended to read in
its entirety as follows:
		"(2)(a)	Except as provided in paragraph (3) below,
each Employee shall be eligible to participate with respect to Pre-
Tax Contributions on the first day of the calendar month following the date the Employee completes his first Hour of Service. An
Employee who separates from service with the Employer and resumes employment with the Employer shall become eligible to participate again on the first day of the calendar month following the date he completes his first Hour of Service after his resumption of

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employment, except as provided in paragraph (3) below.  An eligible
Employee hereunder shall remain eligible as long as his employment continues.

		(b)	Except as provided in paragraph (3) below, each
Employee shall be eligible to participate with respect to Employer Matching Contributions, Employer Discretionary Contributions, and Voluntary Contributions on the first day of the month which follows the completion by such Employee of a Period of Service of one year.
A Re-employed Individual who completed a Period of Service of one year before his Period of Severance began shall become eligible to participate on the date his Period of Severance ends, except as provided in paragraph (3) below. An eligible Employee hereunder shall remain eligible as long as his employment continues. "

	2.	The first sentence of paragraph (1) of  Section 7.1 is
hereby amended to read in its entirety as follows:

		" Except as otherwise provided in paragraph (2) below, the non-forfeitable Account balance of a Participant who has terminated employment with the Employer other than by reason of retirement, Disability or death, shall be distributed to him in a lump sum as soon as practicable following the Participant's termination of employment but not later than 60 days following the date such Participant incurs a One Year Break-in-Service, provided that either (i) the value of such balance at the date of distribution is $3,500 or less, or (ii) the Participant requests such a distribution."

	3.	The text set forth in paragraph (2) of Section 7.1 is
hereby deleted its entirety therefrom, and said paragraph is hereby designated as "[Reserved]."

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	4.	The first sentence of paragraph (2) of Section 7.2 is
hereby amended to read in its entirety as follows:

		"Except as provided in 7.3(d), a Participant who terminates employment at or after Early Retirement Age or due to Disability (before his attainment of Normal Retirement Age) may elect to have the amounts credited to his Pre-Tax, Voluntary and Rollover Contribution Accounts and the non-forfeitable portion of his Employer Contribution Account paid to him under any method specified in 7.3 selected by such Participant, in which case any such payments shall be made or shall commence as soon as practicable following such termination of employment, but no later than 60 days following the date such Participant incurs a One Year Break-in-Service; provided, however, that if the Participant does not make the preceding election, such amounts shall be held in the Fund until the Participant reaches his Normal Retirement Age, at which time it shall be paid to him under any method specified in 7.3 selected by the Participant."

	IN WITNESS WHEREOF, the Employer has caused this Amendment to be signed by its proper officers this 18 day of October, 1995.

ATTEST:				COMPUTER ASSOCIATES INTERNATIONAL, INC.



/s/Belden Frease			By: /s/Peter A. Schwartz
- ----------------                 ---------------------
 Secretary				Title: SVP-Finance